Exhibit 99.2
DDR MACQUARIE FUND LLC
CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003
(date of inception) to June 30, 2004
with Report of Independent Auditors

DDR Macquarie Fund LLC
Consolidated Financial Statements
Table of Contents
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003
(date of inception) to June 30, 2004

Report of Independent Auditors
To DDR MDT Holdings I Trust, DDR MDT Holdings III Trust, JDN Realty Corporation, Macquarie DDR Management LLC and Macquarie DDR U.S. Trust Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, members’ capital and cash flows present fairly, in all material respects, the financial position of DDR Macquarie Fund LLC (the “Company”) at June 30, 2006 and 2005, and the results of its operations and its cash flows for the years ended June 30, 2006 and 2005 and for the period November 21, 2003 (date of inception) to June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
August 14, 2006

DDR Macquarie Fund LLC
Consolidated Balance Sheets
June 30, 2006 and 2005

	June 30,
	2006	2005
Assets
Real estate rental property:
Land	$467,144,140	$465,296,248
Buildings	1,238,964,798	1,223,065,611
Construction in progress	20,096	8,633
Tenant improvements	20,536,832	14,348,008

	1,726,665,866	1,702,718,500
Less accumulated depreciation	(70,295,538)	(36,754,166)

Real estate, net	1,656,370,328	1,665,964,334

Cash and cash equivalents	8,928,173	17,954,298
Accounts receivable, net of allowance for doubtful accounts of $873,450 in 2006 and $426,067 in 2005	21,435,046	14,557,839
Accounts receivable, master leases	6,802,536	12,821,616
Prepaid expenses	64,715	803,154
Deferred financing costs, net of accumulated amortization of $5,015,181 in 2006 and $2,246,900 in 2005	6,590,871	9,236,784
Deferred lease costs, net of accumulated amortization of $522,413 in 2006 and $138,327 in 2005	2,709,623	1,395,395
Intangible assets, net of accumulated amortization of $3,667,220 in 2006 and $2,112,901 in 2005	13,633,309	13,724,378
Deposits	609,179	471,835
Other assets	5,532,012	—

Total assets	$1,722,675,792	$1,736,929,633

Liabilities and Members’ Capital
Mortgage notes payable	$944,570,872	$947,083,105
Line of credit	81,425,000	78,644,149
Accrued interest	3,643,581	2,834,356
Accrued real estate taxes	14,799,714	10,617,270
Accounts payable and other accrued liabilities	5,125,060	4,574,208
Tenant security deposits	1,003,594	931,639
Minority interest	62,521	62,363

Total liabilities	1,050,630,342	1,044,747,090

Members’ capital	669,037,549	692,147,354
Accumulated other comprehensive income	3,007,901	35,189

Total members’ capital	672,045,450	692,182,543

Total liabilities and members’ capital	$1,722,675,792	$1,736,929,633

The accompanying notes are an integral part of these consolidated financial statements.

DDR Macquarie Fund LLC
Consolidated Statements of Income and Comprehensive Income
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003
(date of inception) to June 30, 2004

			Period November 21,
			2003 (date of
	Year Ended	Year Ended	inception) to
	June 30, 2006	June 30, 2005	June 30, 2004
Revenues from operations:
Minimum rent	$141,191,093	$119,140,668	$44,296,378
Overage rent	334,707	281,809	56,818
Recoveries from tenants	49,077,172	36,789,045	12,488,133
Lease termination fees	91,282	1,342,601	351,943
Ancillary and other property income	403,743	293,447	141,102

Total revenues	191,097,997	157,847,570	57,334,374

Rental operation expenses:
Depreciation and amortization	36,013,569	29,262,972	9,967,214
Real estate taxes	32,590,838	23,903,985	8,469,914
Operating and maintenance	18,061,770	14,614,884	4,443,087
Management fees	7,342,137	6,013,066	1,943,818
General and administrative	929,486	1,358,834	465,478

Total expenses	94,937,800	75,153,741	25,289,511

Operating income	96,160,197	82,693,829	32,044,863

Other income (expense):
Interest income	332,299	245,402	23,929
Interest	(46,426,877)	(40,993,530)	(12,138,244)

	(46,094,578)	(40,748,128)	(12,114,315)

Income before minority interest	50,065,619	41,945,701	19,930,548

Minority interest	(2,860)	(1,085)	—

Net income	50,062,759	41,944,616	19,930,548

Other comprehensive income (loss)	2,972,712	(249,444)	284,633

Comprehensive Income	$53,035,471	$41,695,172	$20,215,181

The accompanying notes are an integral part of these consolidated financial statements.

DDR Macquarie Fund LLC
Consolidated Statements of Member’s Capital
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004

		Macquarie	DDR	Macquarie	Accumulated
	JDN	DDR	MDT	DDR	Other
	Realty	Management	Holdings	U.S. Trust	Comprehensive
	Corporation	LLC	Trust I and III	Inc.	Income	Total
Balance at November 21, 2003 (date of inception)	$—	$—	$—	$—	$—	$—
Capital contributions	—	36,353	70,074,873	526,255,900	—	596,367,126
Distributions	—	(1,070,499)	(1,145,448)	(9,250,000)	—	(11,465,947)
Net income (restated — Note 11)	—	2,347,118	2,010,072	15,573,358	—	19,930,548
Other comprehensive income	—	—	—	—	284,633	284,633

Balance at June 30, 2004 (restated — Note 11)	$—	$1,312,972	$70,939,497	$532,579,258	$284,633	$605,116,360
Capital contributions	—	—	18,079,017	106,603,859	—	124,682,876
Distributions	—	(5,900,221)	(9,486,222)	(63,925,422)	—	(79,311,865)
Net income	—	7,009,493	4,483,072	30,452,051	—	41,944,616
Other comprehensive loss	—	—	—	—	(249,444)	(249,444)

Balance at June 30, 2005	$—	$2,422,244	$84,015,364	$605,709,746	$35,189	$692,182,543
Capital contributions	50,000	—	1,519,990	9,257,529	—	10,827,519
Distributions	(1,364)	(8,314,828)	(10,288,232)	(65,395,659)	—	(84,000,083)
Net income	984	8,047,712	5,702,411	36,311,652	—	50,062,759
Other comprehensive income	—	—	—	—	2,972,712	2,972,712

Balance at June 30, 2006	$49,620	$2,155,128	$80,949,533	$585,883,268	$3,007,901	$672,045,450

The accompanying notes are an integral part of these consolidated financial statements.

DDR Macquarie Fund LLC
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004

			Period November
			21, 2003 (date of
	Year Ended June	Year Ended June	inception) to
	30, 2006	30, 2005	June 30, 2004
			(restated - Note 11)
Cash flow from operating activities:
Net income	$50,062,759	$41,944,616	$19,930,548
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	36,013,569	29,262,972	9,967,214
Amortization of deferred financing costs	2,768,281	2,708,998	1,057,196
Changes in operating assets and liabilities:
Accounts receivable	(7,564,602)	(710,368)	(4,160,408)
Prepaid expenses	738,439	(320,415)	(482,739)
Deposits	(137,344)	566,549	(59,005)
Other assets	(2,524,111)	187,469	(187,469)
Accrued interest	809,225	1,297,805	1,536,551
Accrued real estate taxes	4,066,314	248,770	2,886,925

Accounts payable and other accrued liabilities	(680,468)	2,383,017	1,146,005
Tenant security deposits	68,955	117,473	10,909
Minority interest	158	62,363	—

Total adjustments	33,558,416	35,804,633	11,715,179

Net cash provided by operating activities	83,621,175	77,749,249	31,645,727

Cash flow from investing activities:
Real estate developed or acquired, net of liabilities assumed	(19,077,594)	(446,291,993)	(1,159,453,477)
Deferred lease costs	(1,737,586)	(1,201,136)	(332,586)

Net cash used in investing activities	(20,815,180)	(447,493,129)	(1,159,786,063)

Cash flow from financing activities:
Proceeds from mortgage notes payable	—	462,800,000	505,500,000
Repayment of mortgage notes payable	(2,508,334)	(149,110,348)	(181,792)
Proceeds from line of credit, net	2,780,851	16,529,046	62,115,103
Proceeds from coupon swap	1,190,295	917,292	—
Deferred financing costs	(122,368)	(4,488,989)	(8,513,988)
Capital contributions from Members	10,827,519	124,682,876	596,367,126
Distributions to Members	(84,000,083)	(79,311,865)	(11,465,947)

Net cash (used in) provided by financing activities	(71,832,120)	372,018,012	1,143,820,502

Net change in cash and cash equivalents	(9,026,125)	2,274,132	15,680,166
Cash and cash equivalents at beginning of period	17,954,298	15,680,166	—

Cash and cash equivalents at end of period	$8,928,173	$17,954,298	$15,680,166

The accompanying notes are an integral part of these consolidated financial statements.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
1. Organization of Company
Background
DDR Macquarie Fund LLC (the “Company”) was formed in the state of Delaware on September 3, 2003 to acquire, develop, own, lease, sell and finance various shopping centers (“the Properties”) located throughout the United States. The Company first acquired Properties on November 21, 2003.
The Company’s members include Macquarie DDR U.S. Trust Inc. (“US REIT”), DDR MDT Holdings I Trust (“DDR Trust I”), DDR MDT Holdings III Trust (“DDR Trust III”), JDN Realty Corporation (“JDN”) and Macquarie DDR Management LLC (“US Manager”). The US REIT, DDR Trust I, DDR Trust III, JDN and US Manager are collectively referred to as the “Members” and each, individually, a “Member.” As part of the March 23, 2006 property acquisition JDN contributed to the Company. Developers Diversified Realty Corporation (“DDR”) wholly owns DDR Trust I, DDR Trust III and JDN Realty Corporation which are collectively known as DDR or DDR Party. The membership interests as of June 30, 2006, 2005, and 2004 are as follows:

	Membership	Membership	Membership
	interests as of	interests as of	interests as of
	June 30, 2006	June 30, 2005	June 30, 2004
US REIT	87.736%	87.769%	88.244%
DDR Trust I and DDR Trust III	12.253%	12.226%	11.750%
JDN	0.006%	0.000%	0.000%
US Manager	0.005%	0.005%	0.006%

	100.000%	100.000%	100.000%

The US Manager is responsible for all asset management functions and has the authority to make certain decisions on behalf of the Company. The Company has engaged DDR to act as the Property Manager.
Nature of Business
The tenant base includes primarily national retail chains and local retailers. Consequently, the Company’s credit risk is concentrated in the retail industry.
Adverse changes in general or local economic conditions could result in the inability of some tenants to meet their lease obligations and could adversely affect the Company’s ability to attract and retain tenants.
Revenues derived from the Company’s largest tenant aggregated 6.0%, 5.3% and 5.0% of total revenues for the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, respectively. The Company believes the tenant portfolio is diversified in terms of location of its shopping centers and its tenant profile.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Properties
The Company has entered into the following property acquisitions including acquisitions of additional land and buildings at existing properties as noted below. Operating results for the Properties are included for the period subsequent to the date of the respective acquisitions. DDR and/or its affiliates received proceeds of $1,308,694,224 for the properties and additional land and buildings purchased from DDR and/or its affiliates.

		Properties
		Acquired from
	Number of	DDR or
	Properties	Affiliates of
Date Acquired	Acquired	DDR	Purchase Price
November 21, 2003	11	11	$738,031,505
May 14, 2004	12	8	546,203,597
December 15 and 22, 2004	3	3	95,853,869
January 14, 2005	2	2	64,274,549
February 24, 2005	2	2	49,391,648
March 9, 2005	5	5	170,845,035
April 1, 2005	3	3	63,981,146
June 22, 2005(A)	N/A	N/A	2,215,056
March 23, 2006(B)	N/A	N/A	14,600,865
April 26, 2006(C)	N/A	N/A	406,775

A)	As discussed in Note 6, the Company purchased a building located at the Woodfield Village Green property. The building is located on land that was being leased to a joint venture in which DDR has an ownership interest.

B)	As discussed in Note 6, the Company purchased buildings on the Township Marketplace property located on land that was leased to DDR. In addition, the Company purchased land and a building developed by DDR at the Riverchase Promenade property.

C)	As discussed in Note 7, the Company purchased land at the Township Marketplace property that was previously leased from an unrelated party.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
The Properties owned as of June 30, 2006 are summarized as follows:

			(Unaudited)
			Total Owned
Property	Location	Date Acquired	GLA
Belden Park Crossings	Canton, OH	November 21, 2003	478,106
Carillon Place	Naples, FL	November 21, 2003	267,808
Fairfax Towne Center	Fairfax, VA	November 21, 2003	253,392
Independence Commons	Independence, MO	November 21, 2003	386,070
Midway Market Place	St. Paul, MN	November 21, 2003	324,354
Perimeter Pointe	Atlanta, GA	November 21, 2003	343,155
Riverdale Village (Outer Ring)	Minneapolis, MN	November 21, 2003	364,998
Shoppers World	Framingham, MA	November 21, 2003	769,276
The Plazas at Great Northern	North Olmstead, OH	November 21, 2003	624,587
Towne Center Prado	Marietta, GA	November 21, 2003	301,297
Woodfield Village Green	Schaumburg, IL	November 21, 2003	508,815
Batavia Properties	Rochester, NY	May 14, 2004	182,417
Cheektowaga Properties	Buffalo, NY	May 14, 2004	911,452
Clarence Properties	Buffalo, NY	May 14, 2004	885,111
Erie Marketplace	Erie, PA	May 14, 2004	107,537
Fayetteville Properties	Fayetteville, AR	May 14, 2004	313,120
Merriam Town Center	Kansas City, KS	May 14, 2004	351,234
New Hartford Consumer Square	Utica, NY	May 14, 2004	516,497
River Hills Shopping Center	Asheville, NC	May 14, 2004	190,970
Riverdale Village (Inner Ring)	Minneapolis, MN	May 14, 2004	153,263
The Marketplace	Nashville, TN	May 14, 2004	167,795
Towne Center	Nashville, TN	May 14, 2004	108,180
Township Marketplace	Monaca, PA	May 14, 2004	298,589
Harbison Court	Columbia, SC	December 15, 2004	257,908
Lakepointe Crossing	Lewisville, TX	December 15, 2004	311,039
Riverchase Promenade	Birmingham, AL	December 22, 2004	119,790
MacArthur Marketplace	Irving, TX	January 14, 2005	150,441
Pioneer Hills	Aurora, CO	January 14, 2005	127,215
Cool Springs Pointe	Brentwood, TN	February 24, 2005	201,414
Shoppers World of Brookfield	Brookfield, WI	February 24, 2005	182,722
Brown Deer Center	Brown Deer, WI	March 9, 2005	266,716
Brown Deer Market	Brown Deer, WI	March 9, 2005	143,372
Connecticut Commons	Plainville, CT	March 9, 2005	463,394
Lake Brandon Plaza	Brandon, FL	March 9, 2005	148,267
Lake Brandon Village	Brandon, FL	March 9, 2005	113,986
Grandville Marketplace	Grandville, MI	April 1, 2005	201,726
McDonough Marketplace	McDonough, GA	April 1, 2005	30,500
Parker Pavilions	Parker, CO	April 1, 2005	89,631

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Significant Terms
The Company’s profits and losses are allocated to the Members (i) first, to the US Manager until the cumulative amount of items of income or loss is equal to the aggregate amount of the base amount and performance amount distributions, as defined in the Amended and Restated Limited Liability Company Agreement (the “Agreement”), paid to US Manager for the current and all prior periods, (ii) second, profit and loss is allocated to the Members in an amount equal to the net disposition proceeds, as defined in the Agreement, beginning with a) the US Manager in an amount equal to its percentage interest in the Company, b) to each DDR Party in an amount equal to their percentage interest, c) to the US Manager in an amount equal to the sum of all previously accrued but unpaid base amounts and d) to the US REIT in an amount equal to the US REIT’s percentage interest.
The Company’s cash flows are distributed to the Members (i) first, for each fiscal quarter, the Company shall make distributions of net operating cash, as defined by the Agreement, to the US Manager in proportion to its percentage interest in the Company, (ii) second, to each DDR Party in proportion to its percentage interest in the Company, (iii) third, the Company shall make distributions of net operating cash to the US Manager (to the extent there is net operating cash remaining after the distributions noted above) for each fiscal quarter of the base amount, together with all previously accrued but unpaid base amounts, (iv) fourth, for each half year, the Company shall make distributions of the performance amount to the US Manager (v) fifth, for each fiscal quarter, the Company shall make distributions to the US REIT equal to its percentage interest from the net operating cash remaining after regular, base amount and performance amounts have been distributed. Upon receipt of the performance amount, the US Manager is required to purchase shares in the US REIT in accordance with the subscription agreement for the performance shares.
The Company’s net disposition proceeds from capital transactions, as defined by the Agreement, are distributed to the Members (i) first, to the US Manager in an amount equal to the product of the sale proceeds multiplied by US Manager’s percentage interest at time of the sale, (ii) second, to each DDR Party in an amount equal to the sale proceeds multiplied by such DDR Party’s percentage interest at time of sale, (iii) third, to the US Manager in an amount equal to the sum of all previously accrued but unpaid base amounts (iv) fourth, to the US REIT the remaining balance after distributions to the previous parties.
After November 21, 2008, DDR Party may elect to have the Company redeem their membership interests, in whole or in part for cash equal to the fair market value of the properties (“Redemption Option”). However, upon this election, the US REIT which is the controlling parent of the Company has the option to purchase the interest of DDR Party directly for cash or its stock that is convertible into units of Macquarie DDR Trust (“MDT”), a shareholder in the US REIT such that the Company will not be required to pay the DDR entity cash. As the US REIT has an unconditional right to satisfy the Redemption Option with either its shares or cash paid by an affiliate of the US REIT, the Company has recorded the DDR Party’s interests within its permanent equity.
If the Company desires to sell any property after DDR has sold its 50% interest in the US Manager and DDR Party meets certain ownership requirements as set forth in the Agreement, DDR Party has the option to purchase a property at the purchase price determined by the Company before it is offered for sale to a third party. If DDR Party does not elect to purchase the property, the Company may offer to sell the property to a third party based on specified terms in the Agreement.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
2. Summary of Significant Accounting Principles
Minority Equity Interests
The Company owns a 99.962% controlling ownership interest in the DDR MDT SW Holdings Trust, which owns the Shoppers World property. The minority shareholders’ equity interest in the real estate investment trust aggregated $62,521 and $62,363 at June 30, 2006 and 2005, respectively.
Principles of Consolidation
Other than the Shoppers World property, the Properties are owned by wholly owned subsidiaries of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.
Real Estate
In connection with the acquisition of the Properties, the total purchase cost was allocated to the tangible and intangible assets acquired based upon their estimated fair market values pursuant to the provisions of SFAS 141, Business Combinations.
The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant. Intangible assets, including the value of in-place leases, lease origination costs and tenant relationships are recorded at their relative fair value (see further discussion below). The amount allocated to land, buildings and tenant improvements upon the initial acquisition of all Properties aggregated $465,326,292, $1,228,968,518 and $9,267,517, respectively.
Acquisitions of real estate are stated at cost less accumulated depreciation. In the Company’s opinion, the recorded amount of the real estate assets is not in excess of the Properties’ estimated gross undiscounted future cash flows. This assessment was made on the basis of the Company’s continued ownership and use of such Properties as well as considering the current and future expected occupancy levels.
Depreciation is provided on a straight-line basis over the estimated useful lives of the tangible assets as follows:

Buildings	40 years
Tenant Improvements	Useful lives, which approximate lease terms, where applicable
Depreciation expense was $33,643,331, $27,382,493 and $9,398,930 for years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004,

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004 respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations, which improve or extend the life of the asset, are capitalized.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash deposits with a major financial institution from which time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institution and believes that the risk of loss is minimal.
Deferred Financing Costs
Costs incurred in obtaining long-term financing are capitalized and amortized into interest expense over the terms of the related debt agreements on the straight-line basis, which approximates the effective yield method. Amortization expense for the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $2,768,281, $2,708,998 and $1,057,196, respectively.
Deferred Lease Costs
Deferred lease costs represent direct costs paid to enter into tenant leases and are amortized over the related lease term. Amortization expense for the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $423,359, $130,776 and $7,551, respectively.
Intangible Assets
The Company allocated the purchase prices of the Properties to tangible and identified intangible assets acquired based on fair market values. The Company determined that the in-place leases acquired approximated fair market value, therefore there was no separate allocation in the purchase prices for above-market or below-market leases.
The total amount of intangible assets allocated to in-place lease values and tenant relationship values is based upon management’s evaluation of the specific characteristics of each lease and the Company’s overall relationship with anchor tenants. Factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases, among other factors. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based upon management’s assessment of specific market conditions.
The value of in-place leases including origination costs is amortized to expense over the estimated weighted average remaining initial term of the lease portfolio. The value of tenant

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004 relationship intangibles is amortized to expense over the estimated initial and renewal terms of the lease portfolio; however, no amortization period for intangible assets will exceed the remaining depreciable life of the building.
The amount allocated to lease origination, in-place leases and tenant relationships in the initial purchase price allocations of all Properties was $1,995,308, $2,892,549 and $13,002,767, respectively. The amortization period of each intangible asset ranges from 2 to 10 years for lease origination, 2 to 7 years for in-place leases and 11 to 28 years for tenant relationships. Amortization expense for years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $1,946,879, $1,749,703 and $560,733, respectively.
The estimated amortization expense associated with the Company’s finite lived intangible assets for the five succeeding fiscal years is approximately as follows:

2007	$1,055,000
2008	979,000
2009	896,000
2010	842,000
2011	821,000

$4,593,000

Supplemental Disclosure of Non-Cash Investing and Financing Information
Non-cash investing and financing activities are summarized as follows:

			Period
			November 21,
			2003 (date of
	Year Ended	Year Ended	inception) to
	June 30, 2006	June 30, 2005	June 30, 2004
The effective portion of the changes in fair market value of interest rate swaps	$3,007,901	$35,189	$284,633
Acceptance of assets for settlement of accounts receivable	477,769	—	—
Write off of intangible assets	392,560	197,535	—
Write off of tenant improvements	101,959	27,257	—
Write off of deferred lease costs	39,273	—	—
Net liabilities assumed with property acquisitions	—	7,995,832	120,037,697
The foregoing transactions did not provide or use cash, and accordingly, they are not reflected in the consolidated statements of cash flows.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Revenue Recognition
Minimum rents from tenants are recognized using the straight-line method over the lease term. Percentage and overage rents are recognized after the reported tenant’s sales have exceeded the applicable sales breakpoint. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon provisions of the individual tenant leases. Lease termination fees are generally recognized upon termination of a tenant’s lease and vacating the space with no further rights.
Receipts from Made-Up Rental Shortfalls
The Company has master lease agreements for certain vacant spaces in its shopping centers (Note 6). The lessee is required to pay rent, plus payments for common area maintenance, insurance and real estate taxes in accordance with the master lease until the earlier of the expiration of the lease or the rental of the spaces by a third party. In accordance with EITF 85-27 Recognition of Receipts from Made-Up Rental Shortfalls, the Company records all receipts from the lessee under the arrangements as an adjustment to the basis of the property. As third party leases are signed and rent commences on the master leased spaces, the master lessee is released from future obligations pertaining to the space and all related receivable balances are reallocated to purchase price. All amounts received from third party tenants under leases for former master lease space are recognized as income.
Income Taxes
No provision has been made in the accompanying consolidated financial statements for any federal income taxes since each item of income, gain, loss, deduction or credit is reportable by the Members in their respective income tax returns.
Interest
Interest paid during the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 aggregated $47,921,560, $34,164,545 and $9,725,610, respectively, including interest received and paid on the interest rate swaps discussed in Notes 6 and 8.
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
3. Accounts Receivable
Accounts receivable are principally due from tenants and are expected to be collected within one year, except for the receivables associated with the recognition of straight-line rental income. Included in accounts receivable is $7,467,454, and $4,883,795 net of a $721,991, and $483,582 allowance, at June 30, 2006 and 2005, respectively, associated with the recognition of straight-line rental income which will be collected over the terms of the related tenant leases. The allowance for doubtful accounts disclosed in the consolidated balance sheets excludes that portion associated with straight-line rental receivables. No allowance for doubtful accounts has been recorded for accounts receivable, master leases of June 30, 2006 or 2005.
4. Mortgage Notes Payable
The Company obtained fourteen mortgage notes payable from Metropolitan Life Insurance Company and MetLife Bank, N.A. totaling $290,500,000 for funding of the initial acquisition of certain properties in November 2003. The mortgage notes payable are cross-collateralized and cross-defaulted by the following properties: Woodfield Village Green, Carillon Place, Fairfax Towne Center, Shoppers World, Perimeter Pointe, Independence Commons and Towne Center Prado. The mortgage notes payable carry a fixed interest rate of 4.225% with a maturity date of December 1, 2008 and require monthly payments of interest only with the principal due at maturity. Interest paid on these mortgages for the years ended June 30, 2006, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $12,273,625, $12,273,625 and $6,473,076, respectively.
A $215,000,000 mortgage was obtained from German American Capital Corporation for funding the purchase of certain properties that were acquired in May 2004. The mortgage is collateralized by the following properties: Batavia Properties, Cheektowaga Properties, River Hills Shopping Center, Riverdale Village (Inner Ring), certain Clarence Properties, Fayetteville Properties, Towne Center, Township Marketplace, The Marketplace and Erie Marketplace (the “Ten Properties”).
The $215,000,000 mortgage is comprised of a fixed component and a floating rate component. The fixed component consists of three notes payable totaling $165,250,000 at a rate of 4.18%, maturing in June 2009. The floating component consists of a note for $49,750,000 at a variable rate of LIBOR plus 25 basis points through August 31, 2004 and 84 basis points from September 1, 2004 through maturity. The floating rate component initially matures on June 1, 2007 and contains two one-year extension options to June 1, 2009. The floating rate was 6.09%, 4.09% and 1.50% at June 30, 2006, 2005 and 2004, respectively. Both components of the mortgage require monthly payments of interest only. The mortgage is cross-collateralized by all Ten Properties. The Ten Properties are required to comply with certain operating restrictions and financial covenants. Interest paid on the mortgage for the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $9,568,381, $8,511,655 and $1,019,172, respectively.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
On May 14, 2004, the Company also assumed separate mortgage notes payable collateralized by certain properties within the Clarence Properties shopping center and the New Hartford Consumer Square property. The Company assumed mortgages of $5,400,000 from Jackson National Life Insurance Company, $4,000,000 from Keyport Life Insurance Company and $40,000,000 from Equitable Life Insurance Company, with borrowings outstanding of $5,112,122, $3,778,722 and $39,146,853, respectively. As of June 30, 2006, the balances of these mortgages were $4,790,609, $3,106,898 and $35,316,537, respectively, excluding fair value adjustments. As of June 30, 2005, the balances of these mortgages were $4,950,831, $3,440,268 and $37,212,243, respectively, excluding fair value adjustments. The mortgages carry fixed interest rates of 7.07%, 6.25% and 5.75% and mature on March 1, 2022, August 1, 2013 and November 1, 2018, respectively. Interest paid on these mortgage notes was $344,898, $205,575 and $2,090,262, respectively, for the year ended June 30, 2006, $355,804, $225,722 and $2,195,944, respectively, for the year ended June 30, 2005, and $17,067, $11,152 and $106,925, respectively, for the period November 21, 2003 (date of inception) to June 30, 2004.
On November 9, 2004, the Company entered into a $30,000,000 loan with German American Capital Corporation, which is collateralized by the Merriam Town Center property. The loan requires monthly payments of interest only with principal due at maturity. Interest is calculated at a rate of LIBOR plus 25 basis points through March 14, 2005 and LIBOR plus 110 basis points from March 15, 2005 through maturity. The loan matures on November 9, 2006 and contains three one-year extension options to November 9, 2009. The interest rate on the mortgage was 6.35% and 4.35% at June 30, 2006 and 2005, respectively. Interest paid on the loan was $1,615,781 and $591,521 for the years ended June 30, 2006 and 2005, respectively.
As part of the December 22, 2004 property purchase, the Company assumed an $8,200,000 mortgage note payable from Lehman Brothers Bank, FSB on the Riverchase Promenade property with a borrowing outstanding of $7,995,832. As of June 30, 2006 and 2005, the balance of the mortgage was $7,819,011 and $7,938,047, respectively, excluding fair value adjustments. The mortgage carries a fixed interest rate of 5.5%, and matures on January 11, 2013. Interest paid on the note was $439,669 and $208,130 for the years ended June 30, 2006 and 2005, respectively.
In conjunction with the January 14, 2005 property purchase, an $85,000,000 loan was obtained from UBS Real Estate Investments Inc. The loan is cross-collateralized and cross-defaulted by the Harbison Court, Lakepointe Crossing, Pioneer Hills and MacArthur Marketplace properties. The loan calls for monthly payments of interest only at 4.91%, with principal due at maturity on January 11, 2012. Interest paid on the note was $4,173,500 and $1,646,214 for the years ended June 30, 2006 and 2005, respectively.
On February 17, 2005, the Company obtained seven mortgage notes payable totaling $50,000,000 from Metropolitan Life Insurance Company. The mortgage notes payable are cross-collateralized and cross-defaulted by the following properties: Woodfield Village Green, Carillon Place, Fairfax Towne Center, Shoppers World, Perimeter Pointe, Independence Commons and Towne Center Prado. The notes are also cross-defaulted with the $290,500,000 mortgage notes payable as discussed above. The mortgage notes payable carry an interest rate of LIBOR plus 130 basis points and require monthly payments of interest only with the principal

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004 due at maturity on December 1, 2008. At June 30, 2006 and 2005, the interest rate on the mortgages was 6.41% and 4.42%, respectively. Interest paid on these mortgages for the years ended June 30, 2006 and 2005 was $2,743,778 and $594,667, respectively.
As part of the March 9, 2005 property purchase, an $183,700,000 loan was obtained from UBS Real Estate Investments Inc. The loan is cross-collateralized and cross-defaulted by Shoppers World of Brookfield, Cool Springs Pointe, Lake Brandon Plaza, Lake Brandon Village, Connecticut Commons, Brown Deer Center, Brown Deer Market, and Riverdale Village (Outer Ring). The loan is comprised of a $157,250,000 note with a fixed interest rate of 4.822% and a $26,450,000 note with a floating rate of LIBOR plus 85 basis points. Both notes require monthly payments of interest only with principal due on the maturity date of April 5, 2010. At June 30, 2006 and 2005, the floating rate was 5.98% and 4.00%, respectively. Interest paid on the loan for the years ended June 30, 2006 and 2005 was $8,286,444 and $2,076,205, respectively.
On April 1, 2005, the Company obtained a $39,300,000 loan from UBS Real Estate Investments Inc. The loan is cross-collateralized and cross-defaulted by Grandville Marketplace, McDonough Marketplace and Parker Pavilions. The loan requires monthly payments of interest only at a rate of 5.098% with the principal due on the maturity date of April 5, 2010. Interest paid on the loan for the years ended June 30, 2006 and 2005 was $2,003,514 and $356,180, respectively.
In conjunction with the acquisition of the Riverdale Village (Outer Ring) property, the Company assumed mortgage notes payable from German American Capital Corporation totaling $42,000,000. The mortgages were comprised of a $26 million note, which carried an interest rate of 1-month LIBOR plus 180 basis points, and two $8 million notes, which carried an interest rate of 1-month LIBOR plus 775 basis points and 1-month LIBOR plus 425 basis points. As discussed in Note 1, the mortgage notes were refinanced in conjunction with the March 9, 2005 property purchase. Interest paid on these notes for the year ended June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $1,707,692 and $1,095,048, respectively.
The Company assumed a mortgage loan from ABN AMRO Financial Services, Inc. associated with the Merriam Town Center property on May 14, 2004. The loan provided for a maximum borrowing of $30,000,000 and required monthly payments of interest only at a rate of LIBOR plus 2.05%, with principal due at maturity. On November 9, 2004, the mortgage loan was repaid. Interest paid on the loan for the year ended June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $461,642 and $86,444, respectively.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
As of June 30, 2006, the scheduled principal payments of the mortgage notes payable for the next five fiscal years, and thereafter, are as follows:

2007	$82,410,212
2008	2,820,142
2009	508,742,157
2010	226,173,450
2011	3,365,771
Thereafter	121,059,140

$944,570,872

5. Line of Credit
In conjunction with the initial acquisition of properties in November 2003, the Company obtained an available line of credit with JPMorgan Chase Bank, NA with a maturity date of November 30, 2007 and maximum borrowings of $125,000,000 with an optional one-year extension period. Borrowings on the line can be increased to $200,000,000 with the provision of additional collateral. The line of credit is collateralized by the following properties: The Plazas at Great Northern, Belden Park Crossings and Midway Market Place. The line of credit requires monthly payments of interest only at a rate of LIBOR plus 137.5 basis points through April 19, 2005 and LIBOR plus 100 basis points from April 20, 2005 to maturity. The principal balance is due at maturity. Interest rates at June 30, 2006 ,2005 and 2004 ranged from 6.17% to 6.35%, 4.14% to 4.26% and 2.506% to 2.654%, respectively, depending on the date of borrowing. Interest paid on the line of credit for the years ended June 30, 2006, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 was $4,243,709, $2,253,215 and $750,518, respectively.
6. Transactions with Related Parties
Receipts from Made-Up Rental Shortfalls
As discussed under Note 2, in connection with the acquisition of the Properties, the Company entered into master lease agreements with DDR or affiliates of DDR for certain vacant spaces in the shopping centers purchased from DDR or its affiliates. Under the master lease agreements, DDR or its affiliates are required to pay rent, plus common area maintenance, insurance and real estate taxes until the earlier of the expiration of the master leases or the rental of the spaces by a third party. The master lease arrangements with DDR and its affiliates are for a period of three years from the date the property was acquired by the Company, except for a certain unit in the Midway Marketplace property, which has a five year term expiring in September 2009. As of June 30, 2006, 2005 and 2004, approximately 93,000, 159,000 and 74,000 square feet, respectively, remained unleased under the master leases with DDR and its affiliates. Estimated remaining payments under the master leases with DDR and its affiliates for the space not yet leased, through their expiration, aggregated $2,162,906 and $6,894,179 at June 30, 2006 and

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
2005, respectively, and are classified in accounts receivable, master leases in the consolidated balance sheets.
In addition to the master leases, certain occupied units at the Harbison Court property were expanded by DDR. In accordance with the purchase agreement for the Harbison Court property, DDR paid rent based on the difference between the rent paid by the tenants prior to the expansion and the rent tenants are paying after completion of the expansion (the “Shortfall Rent”). DDR was also responsible for the costs associated with the expansion of these units. In October 2005, rent was increased for the final unit subject to Shortfall Rent. During the years ended June 30, 2006 and 2005, DDR paid $40,108 and $75,007, respectively, for Shortfall Rent. Estimated remaining payments for Shortfall Rent as of June 30, 2005 aggregated $356,779 and are classified in accounts receivable, net in the consolidated balance sheets.
Ground Leases
On May 14, 2004, the Company entered into ground leases with DDR for land at Township Marketplace, Riverdale Village (Inner Ring), and The Marketplace. Additionally, on April 1, 2005, the Company entered into ground leases with DDR at Grandville Marketplace and McDonough Marketplace. The ground leases have a term of ninety-nine years and call for annual ground rent payments of $1 due from DDR plus the payment of real estate taxes and common area maintenance as set forth in the leases. DDR is required to make commercially reasonable efforts to develop and sublease the land. Once the land is developed, the Company has an option to purchase the developed land, including subleases, at the developed land’s appraised value, provided that certain debt obtained by the Company is outstanding. If this debt is not outstanding, the Company is obligated to purchase the developed land, subject to the availability of capital and certain other requirements. In addition, if the Company sells the property that a ground lease is a part of, the Company is required to purchase the developed land on the date the property is sold. As discussed in Note 1, on March 23, 2006, the Company purchased the developed land and subleases located at Township Marketplace. During the years ended June 30, 2006 and June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, the Company recorded $114,865, $230,474 and $2,952, respectively, in income under these ground leases. As of June 30, 2006 and 2005, $59,599 and $82,895, respectively, is due to the Company under the leases and is included in accounts receivable, net in the consolidated balance sheets.
On March 9, 2005, the Company entered into a ground lease with DDR for land located at the Shoppers World of Brookfield property. The ground lease has a term of ninety-nine years and calls for annual ground rent payments of $1 due from DDR plus the payment of real estate taxes and common area maintenance as set forth in the lease. DDR owns the property adjacent to the ground lease. DDR is required to use commercially reasonable efforts to develop the land under the ground lease. In addition, if DDR is able to have the land under the ground lease subdivided into a separate parcel of land, DDR shall purchase the land from the Company for $1, subject to certain conditions as set forth in the ground lease. During the years ended June 30, 2006 and 2005, $581 and $6,109, respectively, was recorded as income under this ground lease. As of June 30, 2006 and 2005, $2,550 and $6,108, respectively, is due to the Company and is included in accounts receivable, net in the consolidated balance sheets.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
The Woodfield Village Green property was leasing land to an entity in which DDR has a 24.6316% ownership interest. The lease called for annual rental payments of $350,000 plus payments for common area maintenance, insurance and real estate taxes in accordance with the lease, which expired in February 2014. As discussed in Note 1, on June 22, 2005, the Company purchased the building located on the ground lease and the leases of the tenants who occupy the building. During year ended June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004 the Company recorded $684,688 and $350,584, respectively, in income related to the ground lease. As of June 30, 2006, $2,514 was due to the related entity and as of June 30, 2005, $6,935 was due to the Company under the lease and is included in accounts receivable, net in the consolidated balance sheets.
Insurance
In accordance with the management agreement, insurance coverage is provided through DDR’s insurance policies, which provide liability and property coverage. The Company remits to DDR insurance premiums to provide for non refundable escrow accounts for certain first dollar coverages and premiums associated with DDR’s insurance policies. For the period November 21, 2003 (date of inception) to June 30, 2004, these premium payments aggregated to $1,161,670. In fiscal year 2005, these premium payments aggregated $2,531,010 including non refundable escrows of $2,003,581. During the year ended June 30, 2006 no payments for insurance were remitted to DDR. As of June 30, 2006, $2,092,090 of premiums including non refundable escrows of $1,619,742 are due to DDR and are included within accounts payable and other accrued liabilities in the consolidated balance sheets.
Fees Earned by Related Parties
Management fees earned by DDR are determined pursuant to provisions set forth in the management and operating agreements. The management fees earned by DDR are determined at an amount equal to 4% of gross rental receipts and are charged to operations as incurred. Management fees earned by DDR aggregated $7,361,463, $6,015,829 and $1,941,057 for the years ended June 30, 2006, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, respectively.
DDR employees perform certain maintenance services at the Properties. During the years ended June 30, 2006, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, the Company paid DDR $756,591, $518,759 and $217,463, respectively, for these maintenance services. As of June 30, 2006 and 2005, $68,750 and $60,535, respectively, was accrued for maintenance services and is included within accounts payable and other accrued liabilities in the consolidated balance sheets.
DDR has the ability to earn leasing commissions for the rental of space to tenants in accordance with the management agreement. Lease commissions are calculated based on whether the lease is a new lease or renewal of an existing lease, the rental income earned over the life of the lease

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004 and the square footage the tenant will occupy under the lease. Lease commissions are capitalized and amortized over the life of the lease. During the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, the Company paid $1,453,894, $906,791 and $175,786, respectively, in lease commissions to DDR. As of June 30, 2006 and 2005, $79,147 and $85,582, respectively, in lease commissions are due to DDR and are included in accounts receivable, net in the consolidated balance sheets.
DDR also has the ability to earn construction management fees which are determined in accordance with the management and operating agreement. Except for the redevelopment or expansion of a property, construction management fees are calculated based on 5% of the cost of tenant improvements and other capital improvements, plus reimbursement of out of pocket costs and third party expenses. The construction management fee for a redevelopment or an expansion is determined by the Company and DDR in connection with the approval of development expenditures. The construction management fee is payable as costs for the work conducted are due and is subject to adjustment once the final costs for the work are determined. The Company records the construction management fees to buildings and tenant improvements as appropriate and depreciates the fee along with the related third party costs. During the years ended June 30, 2006 and 2005, $275,715 and $332,129 (none in 2004) in construction management fees were paid to DDR. As of June 30, 2006, $19,188 in construction management fees are due to DDR and are included in accounts receivable, net in the consolidated balance sheets. No construction management fees were due as of June 30, 2005.
DDR has the ability to earn fees for performing legal services on behalf of the Company. During the year ended June 30, 2006, the Company paid $31,256 in conjunction with the performance of these legal services. No legal fees were paid during the year ended June 30, 2005 or the period November 21, 2003 (date of inception) to June 30, 2004.
DDR employees perform certain tax preparation services on behalf of the Company. During the years ended June 30, 2006 and 2005, the Company paid $29,550 and $20,000, respectively, in conjunction with these services. No amounts were paid during the period November 21, 2003 (date of inception) to June 30, 2004. As of June 30, 2006 and 2005 accrued tax preparation fees payable to DDR aggregated $53,363 and $40,575, respectively, and are included within accounts payable and other accrued liabilities in the consolidated balance sheets.
The Company paid $2,415,000 and $3,177,500 in debt placement fees to DDR during the year ended June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, respectively. $1,588,750 of the debt placement fees paid during the period November 21, 2003 (date of inception) to June 30, 2004 were paid to Macquarie Capital Partners LLC (“MCP”). MCP is 50% owned by Macquarie Bank Limited (“MBL”), which owns 50% of the US Manager. All other debt placement fees were paid to DDR. The Company amortizes debt placement fees over the life of debt to which they relate. No debt placement fees were paid during the year ended June 30, 2006.
As part of the June 22, 2005 acquisition of the building on the Woodfield Village Green property and the acquisition of the properties on May 14, 2004, the Company paid $21,760 and $2,982,785, respectively, in acquisition fees to DDR. The acquisition fees are included in the allocation of the purchase price between the tangible and intangible assets.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Interest Rate Swaps
As discussed in Note 8, the Company has entered into three interest rate swap agreements with Macquarie Bank Limited (“MBL”), which owns 50% of the US Manager. The three interest rate swaps have notional amounts of $9.1 million, $20 million and $50 million. During the year ended June 30, 2006, net interest of $72,107 was received under these swap agreements. For the year ended June 30, 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, interest of $520,086 and $154,463, respectively, was paid. As of June 30, 2006, a receivable of $40,472 was recorded under these swap agreements and is included in accounts receivable, net in the consolidated balance sheets. As of June 30, 2005, a payable of $18,194 was recorded under these swap agreements and is included in accrued interest in the consolidated balance sheets.
Coupon Swap
As discussed in Note 9, the Company entered into a coupon swap with MBL with a notional amount of $157.25 million. During the years ended June 30, 2006 and 2005, the Company has received $1,190,295 and $917,292, respectively, for the swap.
Property Purchases and Sales
As part of the purchase agreement for the Harbison Court property, DDR has reserved the right to expand and rent five units located at the property, which are separate from the units that were subject to Shortfall Rent. This expansion may include the relocation of at least two third party tenants who occupy two of the five units. The remaining three units are leased under master leases with DDR. DDR is responsible for the costs associated with the expansion, including tenant relocation costs, building improvements and leasing commissions. If DDR completes the expansion prior to December 15, 2007, DDR is entitled to a payment from the Company, which is based on the increase in rent for the expanded units as set forth in the purchase agreement, including any change in rent for tenants that are relocated. Prior to the receipt of the payment, DDR is entitled to the increase in the rental income for the tenants within the five units.
The Company has options to purchase land adjacent to the MacArthur Marketplace property and land adjacent to the Grandville Marketplace property upon the development and lease of the land by DDR. The options call for the purchase of this land at its appraised value.
Advances
The Company obtained a $10,000,000 bridge loan from MBL which was used as part of the funding for the April 1, 2005 property purchase. The loan was repaid in April 2005 through funds drawn on the line of credit (Note 5). During the year ended June 30, 2005 interest of $18,056 was paid on the bridge loan at the rate of 3.25%.
On December 9, 2004, the Company issued a promissory note for $64,800,000 to the US REIT in exchange for the receipt of $64,800,000 in cash. The note called for interest to be accrued on

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004 a monthly basis at LIBOR plus 1.375%. In conjunction with the acquisition of certain properties during the year ended June 30, 2005, the note was converted to capital along with $68,475 in interest due on the note.
Other Related Party Receivables and Payables
In addition to the related party balances discussed above, as of June 30, 2006 and 2005 the Company has the following net related party receivables and payables which are included within accounts receivable, net and accounts payable and other accrued liabilities in the consolidated balance sheets.

	Other	Other
	receivables as	receivables as
	of June 30,	of June 30,
	2006	2005
US Manager	$280,773	$260,412
DDR	102,175	460,797

Total	$382,948	$721,209

Summary of Related Party Receivables and Payables
The following is a summary of related party receivables and payables as of June 30, 2006, and 2005:

	Receivable
	(payable) due from	Receivable	Receivable
	(to) DDR and	due from US	due from
Related party receivables (payables) as of June 30, 2006	affiliates of DDR	Manager	MBL	Total
Accounts receivable, master leases	$2,162,906	$—	$—	$2,162,906
Accounts receivable, net	63,475	280,773	40,472	384,720
Accrued interest	—	—	—	—
Accounts payable and other accrued liabilities	(2,214,203)	—	—	(2,214,203)

Net receivable	$12,178	$280,773	$40,472	$333,423

	Receivable
	(payable) due from	Receivable
	(to) DDR and	due from US	Payable due
Related party receivables (payables) as of June 30, 2005	affiliates of DDR	Manager	to MBL	Total
Accounts receivable, master leases	$6,894,179	$—	$—	$6,894,179
Accounts receivable, net	827,932	260,412	—	1,088,344
Accrued interest	—	—	(18,194)	(18,194)
Accounts payable and other accrued liabilities	(101,110)	—	—	(101,110)

Net receivable (payable)	$7,621,001	$260,412	$(18,194)	$7,863,219

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Related Party Interest Received and Paid
In addition to the swap agreements, the bridge loan and the US REIT promissory note, the Company received and paid interest to the following related parties during the years ended June 30, 2006 and 2005. DDR MV LLC (“MV LLC”) is owned by the US Manager and members related to DDR and MDT. No interest was paid during the period November 21, 2003 (date of inception) to June 30, 2004.

	Interest paid	Interest (paid)
	during the year	received during
	ended June 30,	the year ended
	2006	June 30, 2005
MV LLC	$(3,690)	$—
US Manager	—	(4,637)
MDT	—	(156)
MBL	—	118
US REIT	—	376
DDR	—	1,083

Total	$(3,690)	$(3,216)

7. Commitments
Shopping center space is leased to tenants pursuant to agreements which provide for terms ranging generally from one to thirty years; and, in some cases, for annual rentals, which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases, as defined in the lease agreements.
The scheduled future minimum revenues from rental property under the terms of all non-cancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the subsequent five fiscal years ending June 30, and thereafter, are as follows:

2007	$138,548,648
2008	131,129,553
2009	121,897,993
2010	109,554,419
2011	94,632,406
Thereafter	423,053,021

$1,018,816,040

The Company leased land from unrelated parties under triple net leases. As discussed in Note 1, the Company purchased the land under one of the leases in April 2006. The Company has the right of first refusal under the remaining lease to purchase all or of any portion the land under the lease or the landlord’s rights under the ground lease for the same consideration and terms offered to a third party.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Future minimum rental expense, for the subsequent five fiscal years ending June 30, and thereafter, is as follows:

2007	$42,417
2008	42,417
2009	42,417
2010	42,417
2011	42,417
Thereafter	1,271,332

$1,483,417

8. Interest Rate Swaps and Hedging
Accounting Policy for Derivative and Hedging Activities
All derivatives are recognized in the consolidated balance sheets at their fair value. On the date that the Company enters into a derivative, it designates certain derivatives as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability or forecasted transaction. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective are recorded in other comprehensive income (loss) in the statements of income and comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness is reported in current earnings in the consolidated statements of income and comprehensive income.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods. Should it be determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting on a prospective basis.
Risk Management
The Company entered into interest rate swaps to mitigate fluctuations in earnings that are caused by interest rate volatility. The Company has not designated certain derivatives as a qualifying hedge pursuant to SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as further discussed below, and is recording changes in fair value for these derivatives in earnings as a component of interest expense. The Company does not utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institution from which the interest rate swap was purchased to cover all of their obligations. To mitigate this exposure, the Company entered into its interest rate swaps from major financial institutions.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
Cash Flow Hedges
The Company has entered into the following interest rate swaps:

							Effectiveness
				Converts			for the Period
		Notional		Variable	Effectiveness	Effectiveness	November 21,
		Amount		Rate Debt	for the Year	for the Year	2003 (date of
		($ in	Term	into a Fixed	Ended June 30,	Ended June 30,	inception) to
Date Executed	Effective Date	millions)	(years)	Rate of	2006	2005	June 30, 2004
November 2003	December 2003	$9.10	5	3.5380%	Ineffective	Ineffective	Ineffective
April 2004	April 2004	20.00	5	3.9600%	Ineffective	Effective	Effective
December 2004	November 2008	50.00	2	5.1050%	Ineffective	Ineffective	Not applicable
March 2005	March 2010	157.25	2	5.2500%	Ineffective	Ineffective	Not applicable
November 2005	June 2009	75.00	5	5.2225%	Effective	Not applicable	Not applicable
January 2006	June 2009	75.00	5	4.9000%	Effective	Not applicable	Not applicable
May 2006	December 2008	70.00	10	5.7865%	Effective	Not applicable	Not applicable
For the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, other comprehensive income of $2,972,712, other comprehensive loss of $249,444, and other comprehensive income of $284,633, respectively, was recorded for the effective portion of the changes in fair value of the interest rate swaps. For the years ended June 30, 2006 and 2005, income of $5,121,294, a loss of $2,784,652, and income of $187,469 respectively, was recorded to earnings as a component of interest expense for the swaps that were not designated as hedges pursuant to SFAS 133. During the year ended June 30, 2006, it was determined that the $20 million swap ceased to be highly effective as a hedge; therefore, the Company discontinued hedge accounting and changes in fair value of the swap were recorded through earnings.
As of June 30, 2006 and 2005, the aggregate fair value of the Company’s interest rate swaps was an asset of $5,532,012 and a liability of $2,561,994, respectively. The aggregate fair value of the interest rate swaps as of June 30, 2006 and 2005 are included in other assets and accounts payable and other accrued liabilities, respectively, in the consolidated balance sheets. For the years ended June 30, 2006 and 2005 and the period November 21, 2003 (date of inception) to June 30, 2004, as the critical terms for the effective swaps discussed above and the hedged cash flows are the same, no ineffectiveness was recorded in the consolidated statements of income and comprehensive income. All components of the effective interest rate swaps were included in the assessment of hedge effectiveness. As the Company will not make or receive any payments over the next twelve months for the swaps that are highly effective hedges at June 30, 2006, the Company expects that no amounts recorded to other comprehensive income (loss) will be reclassified to earnings within the next twelve months. The fair value of the interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contract at the reporting date and is determined using interest rate market pricing models.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
In accordance with the agreement for the $157.25 million interest rate swap, the Company is required to maintain collateral for the swap is which calculated based on the fair market value of the swap. As of June 30, 2006 and 2005, the Company had a letter of credit outstanding of $2,000,000 and $3,000,000, respectively, in connection with the swap.
9. Coupon Swap
The Company entered into an interest rate swap with MBL effective April 2005 for a period of seven years, which is being accounted for as a financing transaction. The Company pays fixed interest rates of 1.800%, 4.800% and 5.595% over various periods during the term of the swap where MBL pays a fixed interest rate of 5.300% throughout the life of the swap based on a notional amount of $157,250,000. MBL will receive net interest of $523,883 over the term of the swap. The net interest is being recorded to interest expense over the life of swap using the effective interest method. During the years ended June 30, 2006 and 2005, the Company has received $1,190,295 and $917,292, respectively, in cash for the swap and has accrued $93,476 and $16,049, respectively, in interest which are included in accounts payable and other accrued liabilities in the consolidated balance sheets.
10. Fair Value of Financial Instruments
Considerable judgment is necessary to estimate fair value of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of such financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures of financial instruments:
Cash and cash equivalents, accounts receivable, accounts payable:
The carrying amounts reported in the consolidated balance sheets for these financial instruments approximated fair value because of the short maturity of these instruments. The carrying amount of straight-line rents receivable does not differ materially from their fair value.
Debt:
As of June 30, 2006 and 2005, the fair value of the Company’s fixed rate mortgages was $754,140,377 and $788,652,969, respectively, based on the Company’s estimated interest rate spread over the applicable treasury rate with a similar remaining maturity and applying a discounted cash flow analysis. As of June 30, 2006 and 2005, the carrying value of the fixed rate mortgages was $788,370,872, and $790,883,105, respectively. The fair market value of variable rate debt approximates the carrying value due to the frequent reset of the variable interest rates.

DDR Macquarie Fund LLC
Notes to Consolidated Financial Statements
For the Years Ended June 30, 2006 and 2005 and the Period November 21, 2003 (date of inception) to June 30, 2004
11. Subsequent Events
On July 5, 2006, the Company purchased the buildings located on the ground leases with DDR at the Riverdale Village (Inner Ring) and McDonough Marketplace properties as discussed in Note 6 for a purchase price of $9,506,452. The purchase was funded through the line of credit (Note 5). DDR and its affiliates received proceeds of $9,464,24.